UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

SPACEHAB, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 31, 2005

Dear Shareholder:

You are cordially invited to attend the 2005 Annual Meeting of Shareholders of SPACEHAB, Incorporated (the “Company”) to be held at the Company’s Corporate Headquarters located at 12130 Highway 3, Building 1, Webster, Texas 77598 on December 1, 2005, at 10:00 a.m. Information about the meeting, the nominees for directors, and the proposals to be considered are presented in the Notice of Annual Meeting and the proxy statement on the following pages.

At the meeting you will be asked (i) to elect eight directors to the Company’s Board of Directors, seven of which shall be elected by the holders of the Company’s Common Stock and one of which shall be elected by the holders of the Company’s Series B Senior Convertible Preferred Stock (the “Preferred Stock”,) each for a one-year term expiring at the 2006 Annual Meeting of Shareholders, and (ii) to ratify the appointment of Grant Thornton LLP as independent auditors for the Company. The Board of Directors has unanimously approved these proposals and the Company urges you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

Your participation in the Company’s affairs is important regardless of the number of shares you hold. To ensure your representation at the meeting, the Company urges you to mark, sign, date and return the enclosed proxy card promptly even if you anticipate attending in person. If you attend, you will, of course, be entitled to vote in person.

Thank you for your assistance in returning your proxy card promptly.

Sincerely,

Chairman of the Board

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of SPACEHAB, Incorporated:

The 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of SPACEHAB, Incorporated (the “Company”) will be held at the Company’s Corporate Headquarters located at 12130 Highway 3, Building 1, Webster, Texas 77598, on December 1, 2005, at 10:00 a.m., for the following purposes:

1.	To elect eight directors to the Company’s Board of Directors, each to hold office until the Company’s next annual meeting of Shareholders and until their successors are elected at the 2006 Annual Meeting of Shareholders. Of such Directors, seven shall be elected by the holders of the Company’s Common Stock and one shall be elected by the holders of the Company’s Preferred Stock;
2.	To ratify the appointment of Grant Thornton LLP as independent auditors for the Company; and
3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report on Form
10-K of the Company for the fiscal year ended June 30, 2005 also accompanies this Notice.

The Board of Directors has fixed the close of business on October 17, 2005 as the record date for determining Shareholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Brian K. Harrington

Senior Vice President and

Chief Financial Officer

Secretary and Treasurer

Houston, Texas

October 31, 2005

YOUR VOTE IS IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD

AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT

YOU EXPECT TO ATTEND THE ANNUAL MEETING.

SPACEHAB, Incorporated

12130 Highway 3

Building 1

Webster, Texas 77598

SPACEHAB, Incorporated

12130 Highway 3, Building 1

Webster, Texas 77598

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SPACEHAB, Incorporated, (the “Company” or “SPACEHAB”) a Washington corporation, of proxies to be voted at the 2005 Annual Meeting of Shareholders on December 1, 2005 (the “Annual Meeting”). This proxy statement, the accompanying proxy card, and Annual Report on Form 10-K to Shareholders are first being mailed to Shareholders on or about October 31, 2005.

Voting Securities

The Board of Directors has fixed the close of business on October 17, 2005 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 12,717,727 shares of SPACEHAB’s Common Stock, no par value per share, outstanding and 1,333,334 shares of SPACEHAB’s Series B Senior Convertible Preferred Stock (the “Preferred Stock”,) no par value per share, outstanding. Holders of Common Stock and Preferred Stock are entitled to notice of the Annual Meeting and to one vote per share of Common Stock or Preferred Stock owned as of the record date at the Annual Meeting. Holders of the Company’s Common Stock and Preferred Stock generally vote together as a single class, except that the holders of Preferred Stock, voting separately as a class, are entitled to elect one director and the holders of the Company’s Common Stock, voting separately as a class, are entitled to elect the remaining directors of the Company.

Proxies

Dr. Shelley A. Harrison and Mr. Michael E. Kearney, or each acting individually, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Mr. Kearney is a member of the Board of Directors, Chief Executive Officer and President. Each shareholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when the Secretary of the Company receives either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Voting of Proxies

Because many SPACEHAB Shareholders are unable to attend the Annual Meeting, the Board of Directors solicits proxies to give each shareholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this proxy statement. Shareholders are urged to read carefully the material in this proxy statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date, and return the card in the enclosed stamped envelope.

If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this proxy statement.

Quorum; Method of Tabulation

The holders of at least one-third of all issued and outstanding shares of Common Stock and Preferred Stock, determined separately, who are entitled to vote at the Annual Meeting, whether represented in person or by proxy, will constitute a quorum at that meeting. At the Annual Meeting, the election of the seven directors to be elected by the holders of Common Stock requires the vote of a plurality of the shares of Common Stock represented at the meeting. The election of the director to be elected by Preferred Stockholders requires the vote of a plurality of the Preferred stock represented at the meeting. No shareholder shall be allowed to cumulate votes.

At the Annual Meeting the vote of the majority of the outstanding shares of Common Stock and Preferred Stock present (in person or by proxy) and entitled to vote at the meeting voting together is required to ratify the appointment of Grant Thornton LLP as the independent auditors of the Company’s financial statements for the fiscal year ending June 30, 2006.

One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the Shareholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Form 10-K

Shareholders may obtain, without charge, a copy of the Company’s 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”). For copies, please contact Investor Relations at the address of the Company’s principal executive office: SPACEHAB, Inc., 12130 Highway 3, Building 1, Webster, Texas 77598. The Form 10-K is also available to the public through the SEC’s website at www.sec.gov and through the Company’s website at www.spacehab.com.

CORPORATE GOVERNANCE

The Company’s Corporate Governance and Nominating Committee hold the responsibility for overseeing the development and implementation of corporate governance principles within the Company.

The following corporate governance documents are posted in the “Investor Info” section of the Company’s website at www.spacehab.com:

•	Code of Ethics and Business Conduct

•	Code of Ethics for Senior Financial Professionals

•	Shareholder Communications Policy

•	Complaint and Reporting Procedures for Accounting and Auditing Matters

•	Audit Committee Charter

•	Compensation Committee Charter

•	Corporate Governance and Nominating Committee Charter

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct applies to all directors, officers, and employees of SPACEHAB. The key principles of this code include acting legally and ethically, speaking up, getting advice, and dealing fairly with the Company’s Shareholders. The Code of Ethics and Business Conduct is available on the Company’s website at www.spacehab.com and is available to the Company’s Shareholders upon request. The Code of Ethics and Business Conduct meets the requirements for a “Code of Conduct” under the National Association of Securities Dealers, Inc. (“NASD”) rules.

Code of Ethics for Senior Financial Professionals

The Company’s Code of Ethics for Senior Financial Professionals applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other designated senior financial professionals. The key principles of this Code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful financial disclosures to the Company’s Shareholders. The Code of Ethics for Senior Financial Professionals is available on the Company’s website at www.spacehab.com and is available to the Company’s Shareholders upon request. The Code of Ethics for Senior Financial Professionals meets the requirements of a “Code of Ethics” under SEC rules.

Shareholder Communications Policy

The Company’s Shareholder Communications Policy provides a medium for shareholders to communicate with the Board of Directors. Under this policy shareholders may communicate with the Board of Directors or specific Board members by sending a letter to SPACEHAB, Inc., Shareholder Communications with the Board of Directors, Attn: Secretary, 12130 Highway 3, Building 1, Webster, Texas 77598.

Complaint and Reporting Procedures for Accounting and Auditing Matters

The Company’s Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention, and treatment of complaints, reports, and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports, and concerns by employees regarding questionable accounting or auditing matters, in each case relating to SPACEHAB. Complaints may be made through a toll-free “Integrity Helpline” telephone number operated by an independent third-party and a dedicated e-mail address. Complaints received are logged by the Company’s senior Ethics and Compliance Office executive, communicated to the Company’s Compliance Committee and to the Company’s Audit Committee, and investigated, under the direction of the Company’s Audit Committee, by the Company’s Ethics and Compliance Office. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, these procedures prohibit us from taking adverse action against any person submitting a good faith complaint, report, or concern.

Director Attendance at Annual Shareholders Meeting

As described above, the Company has a policy to facilitate shareholder communications with the Board of Directors. Additionally, Board members are expected to attend the annual Shareholders meeting. All of the members of the Board of Directors then in office attended last year’s Annual Meeting of Shareholders held on December 1, 2004, with the exception of Dr. Stefan-Fritz Graul.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors and director nominees to be an “independent director” as such term is defined by Rule 4200(a) (15) of the NASD:

Dr. Edward E. David, Jr.	Thomas B. Pickens, III	Barry A. Williamson
Roscoe Michael Moore, III	James R. Thompson

The Board of Directors has also determined that each member of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee during the past fiscal year and proposed for the upcoming fiscal year meets the independence requirements applicable to those committees prescribed by NASD and SEC rules. The Board of Directors has further determined that Richard S. Bodman, Chairman of the Audit Committee during fiscal year 2005 is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Additionally, Barry A. Williamson, who is a current member of the Audit Committee, will be determined to be an “audit committee financial expert” as defined by the SEC.

Director Nomination Process

SPACEHAB’s director nominees are approved by the Board after considering the recommendation of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee’s charter is available in the “Investor Info” section of the Company’s website at www.spacehab.com.

A Board of eight directors will be elected at the annual meeting, comprised of (i) seven directors, which directors are elected by the holders of the outstanding shares of Common Stock pursuant to the Company’s Articles of Incorporation, and (ii) one director elected by the holders of the outstanding shares of the Company’s Preferred Stock. The Company’s Articles of Incorporation provide that, with respect to any vacancies or newly created directorships, other than the director to be elected by the holders of the outstanding shares of Preferred Stock, the Board will nominate such individuals as may be specified by a majority vote of the then sitting directors.

Regarding nominations for directors, other than the Preferred Stock director, the Corporate Governance and Nominating Committee identifies nominees in various ways. The committee considers the current directors that have expressed interest in, and that continue to satisfy, the criteria for serving on the Board as established by the committee. Other nominees may be proposed by current directors, members of management, or by Shareholders. From time to time, the committee may engage a professional firm to identify and evaluate potential director nominees. The Preferred Stock director nominee set forth in this proxy statement was selected by the holder of the Preferred Stock.

All eight of the director nominees, including the Preferred Stock director, set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

For purposes of the 2006 annual shareholder meeting, the committee will consider any nominations received by the Secretary from a shareholder of record on or before July 3, 2006 (the 120th calendar day before the one-year anniversary date of the release of these proxy materials to Shareholders). Any such nomination must be accompanied in writing by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director, if elected, and to a background check. The nominating shareholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of SPACEHAB Common Stock that are owned beneficially and of record by such shareholder and such beneficial owner. Finally, the nominating shareholder must discuss the nominee’s qualifications to serve as a director.

PROPOSAL 1—ELECTION OF DIRECTORS

A Board of eight directors will be elected at the Annual Meeting, seven by the holders of Common Stock and one by the holder of the Preferred Stock. All directors shall hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Company’s articles of incorporation authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional director positions created by Board action may be filled by action of the existing Board of Directors at that time, and any director who is appointed in this fashion will serve until the next Annual Meeting of Shareholders and until a successor is duly elected and qualified.

The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the Board of Directors unless the shareholder has directed otherwise. Messrs. Richard S. Bodman and Richard Fairbanks, currently members of the Company’s Board of Directors, requested that they not be put up for re-election and as a result will retire from the Board of Directors as of the Annual Meeting of Shareholders. The Board of Directors has resolved to reduce the number of director’s from ten to eight effective as of the Annual Meeting of Shareholders.

Directors and Nominees	Principal Occupation and Directorships	Age as of October 31, 2005	Director Since

Current Directors Nominated for Re-election
Dr. Shelley A. Harrison	Non-Executive Chairman of the Board of SPACEHAB, Inc.; Chairman of Harrison Enterprises Inc.; Director of SafeNet, Inc. and NetManage, Inc.	63	1987
Michael E. Kearney	President and Chief Executive Officer of SPACEHAB, Inc.	61	2001
Dr. Edward E. David, Jr.	President of Edward E. David, Inc.; Director of DeCorp, Medjet, Inc., and Reveo, Inc.; Principal of the Washington Advisory Group, LLC.	80	1993
James R. Thompson	Director, President, Chief Operating Officer, and Vice Chairman of Orbital Sciences Corporation	69	1993
Roscoe Michael Moore, III	President and Founder of PeerSat; Director and Chairman of Washington Space Business Roundtable	34	2004
Thomas B. Pickens, III	President and Founder of T.B. Pickens & Co.	48	2004
Barry A. Williamson	Attorney; Director of Westech Capital Corp.; Executive Board Member of Austin Smiles	48	2004

Series B Senior Convertible Preferred Stock Director
Dr. Stefan-Fritz Graul	Executive Vice President for EADS Space Transportation	56	2003

Current Directors Nominated for Re-election

Dr. Shelley A. Harrison

Dr. Harrison has served as the Company’s Chairman of the Board of Directors since August 1993 and a member since 1987. He previously served as the Company’s Chief Executive Officer from April 1996 until his retirement in March 2003. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. In 1973, Dr. Harrison co-founded Symbol Technologies Inc. (NYSE: SBL), the world’s leading provider of bar-code laser scanners and portable terminals, where he served as Chairman and Chief Executive Officer until 1982. Dr. Harrison was a founding managing general partner of a high technology venture capital fund, Poly Ventures, L.P., and is Chairman of Harrison Enterprises Inc., which manages venture financing and technology start-ups. He is also a director of SafeNet, Inc. (NASDAQ: SFNT), NetManage, Inc. (NASDAQ: NETM), and several privately-held high technology companies.

Michael E. Kearney

Mr. Kearney, a member of the Board of Directors since 2001, was appointed SPACEHAB’s Chief Executive Officer in April 2003 and has served as the Company’s President since January 2001. Joining SPACEHAB in 1994, Mr. Kearney has served as Senior Vice President for Marketing and Sales and Vice President of Business Development. Prior to joining the Company, Mr. Kearney held leadership positions at McDonnell Douglas. He served for 26 years as a U.S. Navy Aeronautical Engineering Officer, as a Weapon Systems Acquisition Specialist and Program Manager, and flew Navy fighter aircraft both in combat and in a production acceptance role.

Dr. Edward E. David, Jr.

Dr. David has served as a director of the Company since 1993. He is the President of Edward E. David, Inc., advisors to industry, government, and academia on technology, research, and innovation, a company he founded in 1977. Dr. David was Science Advisor to President Nixon and Director of the White House Office of Science and Technology from 1970 to 1973. He has also served as President of Exxon Research and Engineering Company (NYSE: XOM) from 1977 to 1986, and as Executive Director of Bell Telephone Laboratories (NYSE: LU) from 1950 to 1970. Dr. David is a director of DeCorp, Medjet, Inc., (MDJT.OB) and Reveo, Inc., and Principal of the Washington Advisory Group, LLC.

James R. Thompson

Mr. Thompson has served as a director of the Company since August 1993. He is a director and the President and Chief Operating Officer and Vice Chairman of Orbital Sciences Corporation (NYSE: ORB). From 1993 to 1999, he served as Executive Vice President and General Manager of the Launch Systems Group of Orbital Sciences Corporation. Previous to his employment at Orbital, Mr. Thompson served as NASA’s Deputy Administrator from 1989 to 1991 and as Director of the Marshall Space Flight Center in Huntsville, Alabama from September 1986 to July 1989.

Roscoe Michael Moore, III

Mr. Moore is currently the President and Founder of PeerSat. From December 1998 to November 2002, Mr. Moore was a Venture Capital Associate with SpaceVest Venture Capital, in which he sourced, invested, and managed early-stage space and satellite companies. For the past four years, Mr. Moore has served on the Board of Directors of the Washington Space Business Roundtable, a not-for-profit organization, and was recently elected Chairman of the Board of Directors.

Thomas B. Pickens, III

Mr. Pickens is currently the President and Founder of T.B. Pickens & Co., a company that provides consulting services to corporations, public institutions, and start-up organizations. Throughout his professional career, Mr. Pickens has founded and served as the Chairman for several companies that owned and operated numerous water and sewer utilities in various states, including Kentucky, Georgia, and South Carolina. From 1991 to 2002, Mr. Pickens was the Founder and Chairman of U.S. Utilities, Inc., a company which operated 114 water and sewer utilities on behalf of various companies affiliated with Mr. Pickens. From 1995 to 1999, Mr. Pickens directed over 20 direct investments in various venture capital investments and was Founder and Chairman of the Code Corporation. From 1988 to 1993, Mr. Pickens was the Chairman of Catalyst Energy Corporation and was Chairman of United Thermal Corporation (NYSE). Mr. Pickens was also the President of Golden Bear Corporation, Slate Creek Corporation, Eury Dam Corporation, Century Power Corporation, and Vidilia Hydroelectric Corporation. From 1986 to 1988 Mr. Pickens founded Beta Computer Systems, Inc., Sumpter Partners and was the General Partner of Grace Pickens Acquisition L.P.

Barry A. Williamson

Mr. Williamson is an attorney who has owned his own law office in Austin, Texas since 1999. Mr. Williamson is a director of Westech Capital Corp. Mr. Williamson is an Executive Board Member and past Chairman of the Board of Austin Smiles, a not-for-profit organization that provides reconstructive plastic surgery for children with complex birth defects. In 1988, Mr. Williamson worked for the Reagan administration as the principal advisor to the U.S. Secretary of Energy in the creation and formulation of a national energy policy. During the administration of the former President George H.W. Bush, Mr. Williamson served as the Director of the Minerals Management Service for the U.S. Department of Interior, which managed oil and gas exploration and production for the nation’s 1.4 billion-acre continent shelf. In 1992, Mr. Williamson was elected to the Texas Railroad Commission and served as Chairman from 1994 to 1995.

Nominee for Election as Director by Holder of Series B Senior Convertible Preferred Stock:

The Company’s Articles of Incorporation provide that the holders of the Company’s Preferred Stock, voting as a separate class, may elect one director to the Company’s Board of Directors. EADS Space Transportation GmbH (formerly Astrium GmbH), the holder of all of the Company’s outstanding shares of Preferred Stock, has informed the Company of its intention to re-nominate and re-elect Dr. Stefan-Fritz Graul as a director of the Company at the Annual Meeting.

Dr. Stefan-Fritz Graul

Dr. Graul was appointed to SPACEHAB’s Board of Directors in May 2003. Since October 2003, he has served as Executive Vice President for Business Development for EADS Space Transportation, Europe’s leading aerospace company. Prior to this position, Dr. Graul held the role of Director of Orbital Infrastructure and Operations and Reusable Systems. Beginning in 1986, he served in several key positions at EADS when the company was doing business as Astrium GmbH and Daimler Benz Aerospace.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

The Board of Directors and its Committees

Board Meetings

In fiscal year 2005 there were ten meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 2005 one director of the Company, Dr. Graul, participated in fewer than 75% of the aggregate number of meetings of the Board of Directors.

Committees of the Board of Directors

The Committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Information concerning the committees is set forth below.

The Audit Committee, which is composed solely of independent directors that meet the requirements of NASD and SEC rules, operates under a written charter adopted by the Audit Committee and approved by the Board of Directors on May 13, 2004, superceding its charter adopted by the Audit Committee of the Board of Directors on June 5, 2000 and amended on September 13, 2002. The charter is available on the Company’s website which is www.spacehab.com. The Audit Committee is responsible for appointing and compensating a firm of independent auditors to audit the Company’s financial statements, as well as oversight of the performance and review of the scope of the audit performed by the Company’s independent auditors. The Audit Committee also reviews audit plans and procedures, changes in accounting policies, and the use of the independent auditors for non-audit services. During fiscal year 2005, the Audit Committee consisted of Mr. Bodman (Chairman), Mr. Fairbanks, and Mr. Williamson. The Audit Committee met four times. Mr. Bodman and Mr. Fairbanks are not seeking re-election to the Board.

The Compensation Committee, which is composed solely of independent directors that meet the requirements of NASD and SEC rules, operates under a written charter adopted by the Compensation Committee and approved by the Board of Directors on May 13, 2004, and amended on May 12, 2005. The charter is available on the Company’s website which is www.spacehab.com. The Compensation Committee is responsible for determining the compensation and benefits of the Chief Executive Officer and all executive officers of the Company and establishing general policies relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company’s 1994 Stock Incentive Plan, the 1995 Directors’ Stock Option Plan, and the Employee Stock Purchase Plan

in accordance with the terms and conditions set forth in those plans. The Compensation Committee consisted of Mr. Thompson (Chairman), Dr. David, and Mr. Moore. During fiscal year 2005, the Compensation Committee met one time.

The Corporate Governance and Nominating Committee was created by the Board of Directors on February 17, 2004. The Corporate Governance and Nominating Committee’s charter was adopted by the committee and approved by the Board on May 13, 2004. The charter is available on the Company’s website which is www.spacehab.com. The primary purpose of the Corporate Governance and Nominating Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board of Directors, including identifying individuals qualified to become Board members and recommending to the Board director nominees for the next Annual Meeting of Shareholders. Directors who are members of the Corporate Governance and Nominating Committee are independent directors that meet the requirements of NASD and SEC rules. The Corporate Governance and Nominating Committee consisted of Mr. Fairbanks (Chairman), Mr. Bodman, Mr. Thompson, and Dr. David. During fiscal year 2005, the Corporate Governance and Nominating Committee met three times. Mr. Bodman and Mr. Fairbanks are not seeking re-election to the Board.

Director Compensation

General. The Company pays each non-employee director a $10,000 annual retainer to serve on the Board of Directors and a fee of $500 per day for each meeting of the Board of Directors and each committee meeting attended. The Company does not pay additional annual retainer or meeting fees to Chairpersons of the various committees of the Board of Directors. In instances where a non-employee director attends both a meeting of the Board of Directors and a committee meeting on the same day, a single meeting fee of $500 is paid. In addition, all directors are reimbursed for expenses incurred in connection with their attendance at meetings. The Company also compensates its directors through the 1995 Directors’ Stock Option Plan, as amended and restated, pursuant to which each director who is not an employee of the Company and who is elected or continues as a member of the Board of Directors is entitled to receive an initial grant of an option to purchase 10,000 shares of SPACEHAB’s Common Stock and, thereafter, an annual grant of options to purchase 5,000 shares of SPACEHAB’s Common Stock at an exercise price equal to its then fair market value. Dr. Stefan-Fritz Graul, a non-employee director elected as the Preferred Stock director, has elected to not accept compensation for his services during fiscal year 2005.

Dr. Shelley A. Harrison Agreement. Dr. Harrison served as the Company’s Chairman and Chief Executive Officer until March 31, 2003 under an employment agreement entered into on April 1, 1997. Dr. Harrison’s employment agreement, which expired on March 31, 2003, provided for a minimum base salary, participation in the Company’s employee benefit plans, and stock option grants. On October 24, 2002, the Company entered into a new agreement with Dr. Harrison to serve as the non-executive Chairman of the Board of the Company at an annual compensation of $120,000. The agreement provided for a term expiring on March 31, 2004 which has been renewed until March 31, 2005 and is subject to annual renewal for one-year terms thereafter. On September 30, 2004, Dr. Harrison’s agreement was amended to extend the term to March 31, 2006 and reducing the annual compensation after March 31, 2005 to $60,000. Under this agreement, Dr. Harrison is entitled to any benefits that are or may be extended to Company directors during his term of service and retains all options granted in prior periods.

Executive Officers of the Company Who are Not Nominees

Set forth below is a summary of the background and business experience of the executive officers of the Company who are not nominees for the Board of Directors.

Name	Age	Position(s)	With Company Since
Brian K. Harrington	59	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	2004
E. Michael Chewning	58	Senior Vice President, SPACEHAB Flight Services	1997
Michael E. Bain	49	Senior Vice President and Chief Operating Officer	1996
Nicholas G. Morgan	42	Vice President and Controller	1996

The executive officers and key employees named above will serve in such capacities until the next annual meeting of the Company’s Board of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification, or removal from office.

Brian K. Harrington

Mr. Harrington joined SPACEHAB in January 2004 and serves as the Company’s Senior Vice President, Finance and Chief Financial Officer. Prior to joining the Company, he held similar positions at the publicly-traded Kirby Corporation and as a financial consultant and manager. His corporate and consulting experience includes acquisitions, bank financings, public and private placement of debt, public equity transactions, divestures, and recapitalizations. A Certified Public Accountant, Mr. Harrington began his career in the U.S Army, First Armored Division, where he served as Deputy Division Finance Officer during the Vietnam conflict.

E. Michael Chewning

Mr. Chewning assumed the role of Senior Vice President, SPACEHAB Flight Services in April 2005. Prior to his promotion, Mr. Chewning served as the Vice President, Carrier Development and Operations and Vice President, Program Manager for the Research and Logistics Mission Support (“ReALMS”) contract. Joining SPACEHAB in 1997 as Director of SPACEHAB’s Huntsville, Alabama office, he came with exceptional experience in the aerospace arena including an 18-year career with McDonnell Douglas, primarily at the Huntsville, Alabama division.

Michael E. Bain

Mr. Bain serves as SPACEHAB’s Chief Operating Officer, assuming the role in April 2005. Since joining SPACEHAB in 1996, Mr. Bain served as program manager for the SPACEHAB’s Commercial Middeck Augmentation Module Contract, Station Phase One Contract, and External Payload Carrier Services programs. Prior to joining SPACEHAB, Mr. Bain headed staff and technology development for systems engineering, computer systems, and software engineering disciplines at McDonnell Douglas in Houston. He also served in the U.S. Navy where he completed four division officer tours in a broad range of assignments.

Nicholas G. Morgan

Mr. Morgan holds the title of Vice President, Accounting and was appointed Controller of SPACEHAB in March 2004. A Certified Public Accountant, he has served as Assistant Controller of the Company from April 2001 through March 2004 and as Assistant Controller of Johnson Engineering, Inc. from February 1996 until the acquisition by SPACEHAB in July 1998. Mr. Morgan began his career with Loral Aerospace Corporation in San Jose, California; he held several positions in the accounting and finance area from 1990 to 1992. He transferred to Loral Space Information Systems, Houston, Texas in 1992 as a Job Cost Analyst until he joined Johnson Engineering in 1996.

PROPOSAL 2—APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has appointed the firm of Grant Thornton LLP as independent auditors for fiscal year 2006. The Board of Directors recommends that the Shareholders ratify that appointment. Ratification requires the affirmative vote of a majority of the combined shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, represented at the Annual Meeting in person or by proxy and entitled to vote on the matter. The persons named in the accompanying proxy card intend to vote for ratification of such appointment unless instructed otherwise on the proxy card.

Although there is no requirement that the Company submit the appointment of independent auditors to Shareholders for ratification or that the appointed auditors be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent auditors if the Shareholders choose not to ratify the appointment of Grant Thornton LLP. The Audit Committee may terminate the appointment of Grant Thornton LLP as the Company’s independent auditors without the approval of the Shareholders whenever the Audit Committee deems such termination appropriate.

In making its recommendation to ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending June 30, 2006, the Audit Committee has considered whether the provision of non-audit services by Grant Thornton LLP is compatible with maintaining the independence of Grant Thornton LLP.

Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the Shareholders present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2006.

PRINCIPAL SHAREHOLDERS

The following table sets forth as of the Record Date, certain information regarding the beneficial ownership of the Company’s outstanding Common Stock and Convertible Preferred Stock held by (i) each person known by the Company to be a beneficial owner of more than five percent of any outstanding class of the Company’s capital stock, (ii) each of the Company’s directors, (iii) the Company’s Chief Executive Officer and four most highly compensated executive officers at the end of the Company’s last completed fiscal year, and (iv) all directors and executive officers of the Company as a group. Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by such party.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Series B Senior Convertible Preferred Stock
EADS Space Transportation GmbH	1,333,334	(4)	100%

Common Stock
SMH Capital Advisors, Inc.	2,962,642	(2)	18.9%
Austin W. Marxe and David M. Greenhouse	1,816,600	(3)	14.3%
EADS Space Transportation GmbH	1,437,499	(4)	10.3%
SPACEHAB Taiwan, Inc.	791,666	(5)	6.2%
Tejas Incorporated	692,732	(6)	5.5%
Ore Hill Hub Fund Ltd.	674,714	(7)	5.3%

Non-Employee Directors:
Dr. Shelley A. Harrison	399,000	(8)	3.0%
Richard S. Bodman	25,000	(9)	*
Dr. Edward E. David, Jr.	21,000	(10)	*
Richard M. Fairbanks	120,000	(11)	*
Dr. Stefan-Fritz Graul	5,000	(12)	*
Roscoe Michael Moore, III	5,000		*
Thomas B. Pickens, III	—		*
James R. Thompson	40,000	(13)	*
Barry A. Williamson	—		*

Named Executive Officers:
Michael E. Kearney	232,111	(14)	1.8%
Brian K. Harrington	20,000	(15)	*
Michael Chewning	59,020	(16)	*
Daniel A. Bland	0	(17)	*
John B. Satrom	26,000	(18)	*

All Directors and Executive Officers as a Group (14 persons)	952,131	(19)	7.1%

*	Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of the Record Date, the Company had 12,717,727 shares of Common Stock outstanding.

(2)	Represents $40,366,000 principal amount of the Company’s 8% Convertible Subordinated Notes due 2007 that may be converted into Common Stock at a rate of $13.625 per share held by SMH Capital Advisors, Inc. in discretionary accounts for the benefit of its clients. SMH Capital Advisors has shared voting power and sole investment power with respect to these shares. This holder disclaims beneficial ownership of all shares of Common Stock it holds. This holder’s address is 600 Travis, Suite 3100, Houston, Texas 77002. The information provided in this table is based on Amendment No. 3 to a Schedule 13G filed with the Securities and Exchange Commission on July 22, 2005 by SMH Capital Advisors, Inc.

(3)	Austin W. Marxe and David M. Greenhouse share voting and investment power over 971,600 shares of Common Stock held by Special Situations Fund III, L.P., 91,780 shares of Common Stock held by Special Situations Technology Fund, L.P., 467,970 shares of Common Stock held by Special Situations Technology Fund II, L.P. and 285,300 shares of Common Stock held by Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the controlling principals of AWM Investment Company, Inc., the general partner and investment adviser to Special Situations Cayman Fund, L.P. AWM Investment Company, Inc. also serves as general partner of MGP Advisors Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. Mr. Marx and Mr. Greenhouse are also members of SST Advisers, L.L.C., the general partner and investment adviser to Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. The principal business address for Mr. Marx and Mr. Greenhouse is East 53rd Street, 55th Floor, New York, New York 10022. The information provided in this table is based on Amendment No. 4 to a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2005.

(4)	EADS Space Transportation GmbH beneficially owns 1,333,334 shares of the Company’s Convertible Preferred Stock that are convertible at the holder’s option into Common Stock on the basis of one share of Convertible Preferred Stock for one share of Common Stock. EADS Space Transportation GmbH’s address is HünefeldstraBe 1-5, Postfach 105909, D-28059 Bremen, Germany. The information provided in this table is based on Amendment No. 1 to a Schedule 13D filed with the Securities and Exchange Commission on October 27, 1999 by DaimlerChrysler Aerospace AG.

(5)	Except for its ownership of 791,666 shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. SPACEHAB Taiwan’s address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.

(6)	Tejas Incorporated and Tejas Securities Group, Inc., a wholly-owned subsidiary of Tejas Incorporated, share voting and investment power with respect to 541,332 shares of Common Stock, which are held in a proprietary trading account of Tejas Securities Group, Inc. Tejas Incorporated has sole voting and investment power with respect to 151,400 shares of Common Stock. The address for each holder is 8226 Bee Caves Road, Austin, Texas 78746. The information provided in this table is based on Amendment No. 3 to a Schedule 13D filed with the Securities and Exchange Commission on August 2, 2005 by Tejas Incorporated., Tejas Securities Group, Inc. and John Joseph Gorman and Tamra I. Gorman.

(7)	Ore Hill Partners LLC, a Delaware LLC, is the investment manager of Ore Hill Hub Fund Ltd. The two entities share voting and investment power with respect to all of the shares of Common Stock held by Ore Hill Hub Fund Ltd. The address of Ore Hill Hub Fund Ltd. is c/o Bank of Butterfield International (Cayman) Ltd., P.O. Box 705 GT, Butterfield House, 68 Fort Street, Grand Cayman, Cayman Islands. The address of Ore Hill Partners LLC is 444 Madison Avenue, 12th Floor, New York, New York 10022. The information provided in this table is based on a Schedule 13G filed with the Securities and Exchange Commission on May 19, 2005 by Ore Hill Hub Fund Ltd. and Ore Hill Partners LLC.

(8)	Includes options to purchase 398,000 shares of Common Stock.

(9)	Includes options to purchase 15,000 shares of Common Stock. Messr. Bodman is not seeking re-election to the Board of Directors.

(10)	Includes options to purchase 20,000 shares of Common Stock.

(11)	Includes options to purchase 40,000 shares of Common Stock. Messr. Fairbanks is not seeking re-election to the Board of Directors.

(12)	Includes options to purchase 5,000 shares of Common Stock.

(13)	Includes options to purchase 35,000 shares of Common Stock.

(14)	Includes 4,167 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan, and options to purchase 195,304 shares of Common Stock. Mr. Kearney is also a Director of the Company.

(15)	Includes options to purchase 10,000 shares of Common Stock.

(16)	Includes options to purchase 49,020 shares of Common Stock.

(17)	Mr. Bland retired in July of 2005.

(18)	Represents options to purchase 26,000 shares of Common Stock. Mr. Satrom resigned in August of 2005.

(19)	Includes options to purchase 793,324 shares of Common Stock and 4,167 shares of Common Stock held in the Company’s 1997 Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by the Company for the last three fiscal years to Michael E. Kearney, who became the Company’s Chief Executive Officer on April 1, 2003 and the four other most highly-compensated executive officers of the Company as of the end of the Company’s fiscal year (June 30, 2005). These officers are referred to in this proxy statement as the Named Executive Officers.

	Fiscal Year	Annual Compensation		Awards
		Salary	Bonus	Securities Underlying Option/ SARs
Michael E. Kearney President and Chief Executive Officer	2005 2004 2003	315,000 315,000 283,269	110,250 94,500 12,600	41,000 40,000 83,000

Brian K. Harrington(1) Senior Vice President Chief Financial Officer, Secretary and Treasurer	2005 2004	200,000 100,000	49,000 21,000	20,000 20,000

E. Michael Chewning Senior Vice President Space Flight Services	2005 2004 2003	183,475 173,000 165,844	38,510 31,140 7,690	12,000 12,000 12,000

Daniel A. Bland(2) Former Senior Vice President, SPACEHAB Flight Services	2005 2004 2003	233,968 230,827 211,931	56,454 48,474 8,065	20,000 20,000 20,000

John B. Satrom(3) Former Senior Vice President General Manager, Astrotech Space Operations	2005 2004 2003	189,125 182,088 173,897	46,473 38,239 11,109	20,000 20,000 20,000

(1)	Mr. Harrington commenced employment with the Company on January 5, 2004.
(2)	Mr. Bland retired from the Company in July of 2005.
(3)	Mr. Satrom resigned from the Company in August of 2005.

Option Grants in Fiscal Year 2005

The following table sets forth information relating to the grant of stock options by the Company during fiscal year 2005 to the Named Executive Officers under the Company’s 1994 Stock Incentive Plan. The Company did not grant any stock appreciation rights in fiscal year 2005.

	Individual Grants
Name	Number of Securities Underlying Options		% of Total Options Granted to Employees in Fiscal 2005	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
						5%	10%

Michael E. Kearney	41,000	(2)	16.0%	$2.41	August 16, 2014	$62,141	$157,478

Brian K. Harrington	20,000	(2)	8.0%	2.41	August 16, 2014	30,313	76,818

E. Michael Chewning	12,000	(2)	5.0%	2.41	August 16, 2014	18,188	46,091

Daniel A. Bland(3)	20,000	(2)	8.0%	2.41	August 16, 2014	30,313	76,818

John B. Satrom(4)	20,000	(2)	8.0%	2.41	August 16, 2014	30,313	76,818

All Other Employees	136,000		55.0%	2.41		228,447	569,444

Total All Employees	249,000		100.0%

(1)	The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(2)	The Options vest ratably over a four-year period commencing August 16, 2004.
(3)	Mr. Bland retired from the Company in July of 2005 and such options were forfeited.
(4)	Mr. Satrom resigned from the Company in August of 2005 and such options were forfeited.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year End Values

The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at June 30, 2005, and also shows the value of “in-the-money” options (market price of the Company’s stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any Company stock options or beneficially owned unexercised Company stock options.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2005 (#)		Value of Unexercised In-the-Money Options at June 30, 2005(1) ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael E. Kearney	0	$0	170,679	112,500	$17,645	$30,735
Brian K. Harrington	0	0	5,000	35,000	0	0
E. Michael Chewning	0	0	41,020	27,000	5,250	7,470
Daniel A. Bland(2)	0	0	104,425	45,000	5,300	12,450
John B. Satrom(3)	14,000	22,308	17,000	41,000	0	98,626

(1)	Based on the difference between the closing market price on June 30, 2005 for the Common Stock, which was $1.39 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.
(2)	Mr. Bland retired from the Company in July of 2005, unexercised shares were forfeited 90 days after Mr. Bland retired, or on September 29, 2005.
(3)	Mr. Satrom resigned from the Company in August of 2005, unexercised shares will be forfeited 90 days after Mr. Satrom resigned, or on November 13, 2005.

Employment Agreements

Mr. Kearney served as the Company’s President and Chief Operating Officer under an agreement dated January 1, 2001 and amended on October 30, 2001. On April 1, 2003 Mr. Kearney assumed the position of President and Chief Executive Officer upon Dr. Harrison’s retirement. The Company entered into a new agreement with Mr. Kearney dated April 1, 2003 which was amended on September 30, 2004. The agreement, as amended, provides for a term of employment through March 31, 2007 and a minimum base salary of $315,000. Mr. Kearney is also eligible to receive at the sole discretion of the Compensation Committee an annual performance-based bonus, and is eligible to participate in the employee benefit plans of the Company, including those plans providing stock option grants to employees. The agreement includes provisions that are effective upon termination of Mr. Kearney’s employment under certain circumstances. In general, Mr. Kearney is entitled to continuation of his base salary and medical coverage and certain other benefits for twelve months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Kearney’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Kearney will be entitled to receive a lump sum payment equal to twice the sum of his then-current base salary, a payment equal to the average of his last two annual bonuses, and continuation of medical coverage and certain other benefits for twenty-four months.

On January 5, 2004 the Company entered into an employment agreement with Mr. Harrington. That agreement provides that Mr. Harrington will serve the Company as Senior Vice President, Finance and Chief Financial Officer through December 31, 2005 subject to automatic annual renewal for one-year terms thereafter, unless notice is delivered, by Mr. Harrington or the Company, 90 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $200,000 per year, subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Harrington is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus and is also entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. Mr. Harrington’s employment agreement includes provisions under certain circumstances that are effective upon the termination of Mr. Harrington’s employment. In general, Mr. Harrington is entitled to continuation of his base salary and medical coverage and certain other benefits for a period of six months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Harrington’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Harrington will be entitled to receive a lump sum payment equal to the sum of his then-current annual base salary, a payment equal to the average of his last two annual bonuses, and continuation of medical coverage and certain other benefits for twelve months.

On May 12, 2005 the Company entered into an employment agreement with Mr. Michael E. Bain. That agreement provides that Mr. Bain will serve the Company as Senior Vice President and Chief Operating Officer through June 12, 2007, subject to automatic annual renewal for two-year terms thereafter, unless notice is delivered, by Mr. Bain or the Company, 90 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $162,750 per year, which was subsequently increased to a rate of $200,000 per year as of May 23, 2005. If applicable, further increases will be made at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Bain is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus and is also entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. Mr. Bain’s employment agreement includes provisions under certain circumstances that are effective upon the termination of Mr. Bain’s employment. In general, Mr. Bain is entitled to continuation of his base salary and medical coverage and certain other benefits for a period of six months following a termination of employment by the Company other than for cause or a material breach. In the event Mr. Bain’s employment is terminated following a change in control of the Company other than for cause or material breach, Mr. Bain will be entitled to receive a lump sum payment equal to the sum of his then-current annual base salary, a payment equal to the average of his last two annual bonuses, and continuation of medical coverage and certain other benefits for twelve months.

On May 12, 2005 the Company entered into an employment agreement with Mr. Chewning. That agreement provides that Mr. Chewning will serve the Company as Senior Vice President through June 12, 2006 subject to automatic annual renewal for one-year terms thereafter, unless notice is delivered, by Mr. Chewning or the Company, 90 days prior to the expiration of such term. The agreement sets forth a minimum base salary of $183,380 per year, which was subsequently increased to a rate of $195,000 per year as of May 23, 2005. If applicable, further increases will be made at the sole discretion of the Compensation Committee of the Board of Directors. Mr. Chewning is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus and is also entitled to participate in the employee benefit plans of the Company and is eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company’s 1994 Stock Incentive Plan. Mr. Chewning’s employment agreement includes provisions under certain circumstances that are effective upon the termination of Mr. Chewning’s employment. In general, Mr. Chewning is entitled to continuation of his base salary and medical coverage and certain other benefits for a period of six months following a termination of employment by the Company other than for cause or a material breach.

The employment agreements for each of Mr. Kearney, Mr. Harrington, Mr. Bain and Mr. Chewning include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and non-competition by the officers with the Company’s business for a period of six months following termination of employment.

Mr. Satrom did not have an employment agreement and Mr. Bland’s employment agreement terminated upon his retirement. Mr. Satrom is subject to certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company’s confidential business information, the Company’s right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company’s business for a period of six months following termination of employment.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and certain Named Executive Officers and will enter into such agreements with each director nominee (that is not currently a director) upon his election. The agreements provide that the Company shall indemnify and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee’s status as a director, officer, or employee of the Company, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee consists of James R. Thompson (Chairman), Roscoe Michael Moore, III and Dr. Edward E. David, Jr. Mr. Thompson is President and Chief Operating Officer of Orbital Sciences Corporation (“Orbital”), an entity that provides commercial satellite launch and related aerospace services. The Company provides satellite processing services and other space-related services to Orbital. During the years ended June 30, 2005, 2004 and 2003 respectively, Orbital provided revenues to the Company of approximately $28,000, $700,000, and $100,000, respectively.

Related Party Transactions

The Company engaged in certain transactions with directors, executive officers, Shareholders, and certain former officers during fiscal year 2005. Following is a description of these transactions:

Orbital Sciences Corporation

The Company provides spacecraft processing services and other space-related services to Orbital Science Corporation (“Orbital”), an entity providing commercial satellite launch and related aerospace services. Mr. James R. Thompson, a director of the Company, is President and Chief Operating Officer of Orbital. During the years ended June 30, 2005, 2004 and 2003 respectively, Orbital provided revenues to the Company of approximately $28,000, $700,000, and $100,000, respectively.

EADS Space Transportation

EADS provides unpressurized payload and integration efforts to SPACEHAB on a fixed price basis in addition to providing engineering services as required. For the years ended June 30, 2005, 2004 and 2003, EADS’s payload and integration services included in cost of revenue was approximately $15.3 million, $6.8 million, and $8.5 million, respectively.

V.J.F. Russian Consulting

On January 30, 2004 the Company entered into a subcontract agreement with V.J.F. Russian Consulting. The president of V.J.F. Russian Consulting, Vladimir Fishel, is a former Vice President of SPACEHAB who was receiving severance payments from the Company and working on a part-time employment arrangement for other consulting activities. The services being provided under the subcontract agreement (valued at $2.6 million) is in support of a contract that SPACEHAB has with the Mitsubishi Corporation in support of the JAXA. The amount paid for fiscal year 2005 was $1.0 million.

On June 1, 2004 the Company entered into a consulting agreement with V.J.F. Russian Consulting for:

•	Marketing and promotion of SPACEHAB capabilities and services to RSC Energia, The Russian Federation Space Agency, and other Russian entities involved in the exploration and development of space
•	Supporting and assisting the Company in the negotiation of service contracts and agreements between Russian entities
•	Providing technical expertise and services in support of SPACEHAB activities, under contracts with Russian entities

Total commitments under the consulting agreement are $0.4 million. Total payments for fiscal year 2005 were $0.2 million.

COMMITTEE REPORTS TO THE BOARD OF DIRECTORS

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors, which is comprised solely of independent directors in accordance with NASDAQ Listing Standards, administers the Company’s executive compensation program. The Compensation Committee’s primary responsibility is to administer this program in furtherance of the Company’s interests and those of the Company’s Shareholders. The Compensation Committee has furnished the following report on executive compensation for fiscal year 2005.

General Compensation Philosophy. The Company’s primary mission is to ensure that SPACEHAB’s executive compensation program is adequate to attract, motivate and retain highly qualified executive personnel and, at the same time, reward performance that advances both the short- and long-term interests of the Company’s Shareholders. The Company has taken a pay-for-performance approach to executive compensation with a total compensation package that includes base salary, potential for an annual cash incentive bonus and an opportunity to earn long-term incentive awards in the form of equity-based grants. The Company believes that equity compensation remains a strong long-term incentive for rewarding individual performance as well as closely aligning management’s interests with the interests of the Company’s Shareholders. At expected levels of performance, the Company seeks to provide a total compensation package that is competitive with the market median for executives who hold comparable positions and/or have similar qualifications in similarly situated organizations.

Each component of the Company’s executive compensation program is dependent upon both SPACEHAB’s performance and individual executive performance. The Company determines SPACEHAB’s performance for compensation purposes by analyzing its attainment of key financial and non-financial goals, as well as its achievement of critical strategic objectives, that in each case are set by management, and reviewed and approved by the Board, at the beginning of each fiscal year. In reviewing these achievements, particularly the key financial goals, the Company generally will exclude the negative impact of opportunistic transactions that the Company believes supports the long-term interests of SPACEHAB and its Shareholders but that were not reflected in the goals that were established at the beginning of the year. The Company determines individual executive performance for compensation purposes by reviewing the individual executive’s contributions toward the attainment and achievement of the aforementioned goals and objectives, as well as their demonstration of the key leadership and other behavioral attributes that the Company’s executive compensation program was designed to foster and reward.

The Compensation Committee compares the Company’s executive compensation program to data from benchmark companies within the aerospace and similar high technology industries or similar lines of business or are otherwise considered peers, as well as general industry companies of comparable size. The Compensation Committee also consults with outside consultants experienced in executive compensation and utilizes survey data that tracks compensation trends for peer and general industry companies against which the Company’s pay levels are benchmarked.

SPACEHAB’s Compensation Program and Compensation of Chief Executive Officer

During fiscal year 2005 the Company’s executive compensation program consisted of three main components:

(1)	base salary;

(2)	potential for an annual cash bonus based on overall company performance, achievement of Board-approved strategic goals and objectives, and individual performance; and

(3)	potential for stock-based incentives, which are intended to encourage superior performance and to align executive officer and shareholder interests.

The second and third elements constitute the “at risk” portion of the compensation program.

The Compensation Committee’s policies with respect to each component of the program, including the basis for the compensation of the CEO, are described below. The Compensation Committee consults with the CEO in reviewing the individual performance and compensation of key executives (other than the CEO). The Compensation Committee reviews the CEO’s performance and compensation at least annually and, for fiscal year 2005, such compensation was approved by the non-management directors.

Base Salaries. The Compensation Committee reviews at least annually the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are made based upon the executive’s position relative to competitive market medians as measured by periodic compensation surveys, as well as individual performance as measured against pre-established individual objectives. Base salaries are targeted at slightly below competitive median levels when compared to an industry group that includes peer group companies and general industry companies similar in size to SPACEHAB. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements as described above under “Employment Agreements.”

In September 2004 the Compensation Committee reviewed Mr. Kearney’s base salary of $315,000 and determined not to increase his salary for 2005, as his current salary was determined to be competitively positioned near the market median. Base salary increases awarded to the Named Executive Officers are described above under “Employment Agreements and Change-in-Control Agreements.”

Annual Cash Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the Company’s annual business goals. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on an objective and subjective evaluation of the contributions of individual executive officers to the achievement of the Company’s annual business goals. The amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee and derived from management recommendations. Bonus payments have generally been reflective of the Company’s performance in achieving revenues, profitability and other operating and corporate objectives, as well as the scope of an executive officer’s responsibilities.

Based on these factors, including significant achievements relative to the Board-approved strategic goals and objectives, the Compensation Committee determined in August 2005 to pay bonuses based upon performance in meeting fiscal year 2005 objectives. Mr. Kearney was awarded a bonus in the amount of $110,250 based on SPACEHAB’s fiscal year 2005 performance relative to the Board-approved strategic goals and objectives and Mr. Kearney’s leadership in achieving such performance.

Long-Term Stock Incentives. The long-term stock incentive component of the Company’s executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of stock price appreciation and total shareholder return. The Company awards long-term stock incentives pursuant to the 2000 Long-Term Incentive Plan, the 2002 Long-Term Incentive Plan, and the 2001 Non-Executive Stock Incentive Plan.

Historically, the Compensation Committee administered the Company’s long-term stock incentive program through annual grants of stock options to executive officers and key employees. For 2005 the Compensation Committee continued its practice of granting conventional stock options to a limited number of executives and key employees based on a rigorous performance review process in amounts designed to reflect an appropriate balance between cash and equity compensation. These options were granted on August 3, 2005 with an exercise price equal to the market price for the Company’s common stock on that date and vest in one-quarter increments over the next four years.

Employment Contracts. The Company’s approach has been to minimize the number of employment agreements between SPACEHAB and the Company’s executives and to achieve uniformity in these agreements through the adoption of a standard form agreement. Among other things, this form agreement limits the amount of severance payments that may be owed upon certain termination events. To this end the Company has restricted employment agreements with change of control provisions to a limited group of senior executive officers. Please read “Employment Agreements” for further details.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for certain compensation over $1.0 million paid to the company’s CEO and four other most highly compensated executive officers, as reported in this proxy statement. Excluded from the limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards. The Company believes that the stock options granted in fiscal year 2005 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company’s intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal year 2005 the Company did not exceed the $1.0 million deductibility cap with respect to any officer covered by Section 162(m).

Conclusion. The Compensation Committee believes that the executive compensation philosophy that it has adopted effectively serves SPACEHAB’s interests and those of the Company’s Shareholders. It is the Compensation Committee’s intention that the compensation delivered to executive officers be commensurate with company performance.

The individuals who served as members of the Compensation Committee during deliberations concerning executive compensation for fiscal year 2005 are listed below. No member of the Compensation Committee was an officer or employee of SPACEHAB or any of its subsidiaries during 2005.

Compensation Committee

James R. Thompson (Chairman)

Roscoe Michael Moore, III

Dr. Edward E. David, Jr.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the Company’s cumulative total shareholder return on its Common Stock since June 30, 2000 (as measured by dividing the difference between the Company’s share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the NASDAQ Stock Market Index of U.S. Companies, and (ii) the cumulative total return of the Standard & Poor’s Aerospace/Defense Index (S5AEROX).

	SPACEHAB, Inc.	NASDAQ U.S. Company Index	Standard & Poor’s Aerospace/Defense Index (S5AEROX)
June 30, 2000	$100.00	$100.00	$100.00
June 30, 2001	$50.00	$55.52	$128.40
June 30, 2002	$28.22	$37.16	$144.01
June 30, 2003	$21.11	$31.63	$115.26
June 30, 2004	$81.78	$43.07	$152.55
June 30, 2005	$39.78	$43.56	$178.28

*	Assumes that the value of an investment in the Company’s Common Stock, the NASDAQ Stock Market Index of U.S. Companies, and the Standard and Poor’s Aerospace/Defense Index (ticker: S5AEROX) was $100 on June 30, 2000 and that all dividends were reinvested.

Audit Committee Report

The Company’s Board of Directors has established an Audit Committee of independent directors which operates under a written charter adopted by the Board of Directors. The charter was amended and restated in May 2004. The Company’s management is responsible for establishing a system of internal controls and for preparing the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants, Grant Thornton LLP, are responsible for auditing the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing their report based on that audit. Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities as to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements and SPACEHAB’s Code of Business Conduct and Ethics, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors. The Audit Committee is also directly responsible for selecting and evaluating the independent auditors; reviewing, with the independent auditors, the plans and scope of the audit engagement; and reviewing with the independent auditors their objectivity and independence.

The members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and Grant Thornton. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that Grant Thornton is in fact “independent” for fiscal year 2005. The Board of Directors has determined that Mr. Richard S. Bodman is an audit committee financial expert and such person is independent as defined under the Securities laws.

In connection with the preparation of the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005:

•	The Audit Committee reviewed and discussed the audited financial statements with the independent auditors and management.

•	The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In general these auditing standards require the auditors to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; and the auditors’ judgment about the quality of the Company’s accounting principles.

•	The Audit Committee received from the independent auditors written disclosures regarding their independence required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence. In general Independence Standards Board Standard No. 1 requires the auditors to disclose to the Audit Committee any relationship between the auditors and its related entities and SPACEHAB that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to SPACEHAB was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended June 30, 2005 be included in the Company’s Annual Report on Form 10-K filed with the SEC.

This report is submitted by the members of the Audit Committee of the Board of Directors:

Richard S. Bodman (Chairman)

Richard M. Fairbanks

Barry A. Williamson

Principal Accounting Fees and Services

The firm of Grant Thornton LLP was engaged as the Company’s independent auditors in April 2004, and the Company’s Audit Committee selected Grant Thornton LLP as the independent auditors to examine the Company’s accounts and the accounts of the Company’s consolidated subsidiaries for the fiscal year ending June 30, 2005. Ernst & Young LLP had served as independent auditors to the Company for the Company’s fiscal years 2000 through 2003. Set forth below is a summary of the fees SPACEHAB has paid Ernst & Young LLP and Grant Thornton LLP for professional services rendered for the fiscal years ended June 30, 2005 and 2004.

Audit Fees. As of July 31, 2005 audit fees billed or to be billed by Grant Thornton LLP & Ernst & Young LLP for professional services provided in the fiscal years ended June 30, 2005 and June 30, 2004 were $200,875 and $173,267, respectively.

Audit-Related Fees. As of July 31, 2005 there were no audit-related fees billed or to be billed by Grant Thornton LLP or Ernst & Young LLP for the fiscal years ended June 30, 2005 or 2004.

Tax Fees. As of July 31, 2005 tax fees billed or to be billed by Grant Thornton LLP & Ernst & Young LLP for professional services provided in the fiscal year ended June 30, 2004 was $46,653. There were no tax fees billed or to be billed by the Company’s principal auditor(s) for fiscal year ended June 30, 2005.

All Other Fees. As of July 31, 2005 all other fees billed or to be billed by Grant Thornton LLP & Ernst & Young LLP for professional services provided in the fiscal years ended June 30, 2005 and June 30, 2004 were $71,500 and $48,500, respectively.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of Grant Thornton LLP, the Company’s independent auditors. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services to be provided by independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The policy, as amended, provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific audit, audit-related and tax services that are eligible for general pre-approval. The policy requires specific pre-approval of the annual audit engagement, most statutory or subsidiary audits, and all permissible non-audit services for which no general pre-approval exists. For both audit and non-audit pre-approvals, the Audit Committee will consider whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The policy delegates to the Chairman the authority to grant certain specific pre-approvals; provided, however, that the Chairman is required to report the granting of any pre-approvals to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the committee’s responsibility to pre-approve services performed by the independent auditors.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by the CFO. In addition, each such request generally must include a detailed description of the type and scope of services, proposed staffing, a budget of the proposed fees for such services, and a general timetable for the performance of such services.

OTHER MATTERS

The Board of Directors for the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

Proxy Solicitation Expense

The cost of the solicitation of proxies, of approximately $10,000, will be borne by the Company. In addition to solicitation by mail, directors, officers, and employees of the Company and its subsidiaries, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained ADP Investor Communication Services to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers and greater than 10% Shareholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file. Due dates for the reports are specified by those laws, and the Company is required to disclose in this document any failure in the past fiscal year to file by the required dates. Based solely on written representations of the Company’s directors and executive officers and on copies of the reports that they have filed with the SEC, the Company’s belief is that all of SPACEHAB’s directors and executive officers complied with all filing requirements applicable to them with respect to transaction in the Company’s equity securities during fiscal year 2005, except as described below.

Mr. Bain and Mr. Chewning were appointed as executive officers of the Company on May 12, 2005 and filed Form 3 on May 25, 2005. Stock options granted to Dr. Harrison on April 1, 2003 and November 14, 2003 were reported on Form 4 filed on April 7, 2005.

Deadline for Submission of Shareholder Proposals for Next Year’s Annual Meeting

The proxy rules adopted by the SEC provide that certain shareholder proposals must be included in the proxy statement for the Company’s 2006 Annual Meeting. For a proposal to be considered for inclusion in the Company’s proxy materials for the Company’s Annual Meeting of Shareholders, it must be received in writing by the Company on or before July 3, 2006 at its principal office, 12130 Highway 3, Building 1, Webster, Texas 77598, Attention: Secretary. If the Company receives notice after October 16, 2006 of a shareholder’s intent to present a proposal at the Company’s 2006 Annual Meeting, the Company will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in the Company’s proxy materials. Shareholders who wish to submit a proposal at next year’s Annual Meeting must submit notice of the proposal, in writing and setting forth the information required by the Company’s by-laws, to the Company at the address set forth above. Under the Company’s by-laws, Shareholders who give notice of a proposal after November 3, 2006 will not be permitted to present the proposal to the Shareholders for a vote at the 2006 Annual Meeting.

The Company’s Annual Report on Form 10-K, including the Company’s audited financial statements for the year ended June 30, 2005, is being mailed herewith to all Shareholders of record on the record date.

By Order of the Board of Directors,

Brian K. Harrington Senior Vice President and Chief Financial Officer Secretary and Treasurer

Houston, Texas

October 31, 2005

Each shareholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE, and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A shareholder may revoke his or her proxy at any time prior to voting.

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – December 1, 2005

P R O X Y	The undersigned hereby appoints Dr. Shelley A. Harrison and Michael E. Kearney, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 1, 2005 at 10:00 a.m., at the Company’s Corporate Headquarters, located at 12130 Highway 3, Building 1, Webster, Texas 77598, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote FOR the following items:

(1)	To elect to the Board of Directors the following nominees for the term indicated in the proxy statement.

FOR all nominees listed below (except as marked to the contrary by lining out or striking through below).

Common Shareholders Vote:

Dr. Edward E. David, Jr. Dr. Shelley A. Harrison Michael E. Kearney	Roscoe M. Moore, III Thomas B. Pickens, III James R. Thompson	Barry A. Williamson

☐ FOR                                          ☐ AGAINST                                          ☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

(2)	Ratification of the appointment by the Board of Directors of Grant Thornton LLP as independent public accountants for fiscal year 2006.

☐ FOR                                          ☐ AGAINST                                          ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

Dated 2005

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPACEHAB, INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS – December 1, 2005

P R O X Y	The undersigned hereby appoints Dr. Shelley A. Harrison and Michael E. Kearney, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 1, 2005 at 10:00 a.m., at the Company’s Corporate Headquarters, located at 12130 Highway 3, Building 1, Webster, Texas 77598, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:

(Continued and to be signed on the reverse side)

The Board of Directors recommends a vote FOR the following items:

(1)	To elect to the Board of Directors the following nominees for the term indicated in the proxy statement.

FOR all nominees listed below (except as marked to the contrary by lining out or striking through below).

Preferred Shareholders Vote:

Dr. Stefan-Fritz Graul

☐ FOR                                          ☐ AGAINST                                          ☐ ABSTAIN

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

(2)	Ratification of the appointment by the Board of Directors of Grant Thornton LLP as independent public accountants for fiscal year 2006.

☐ FOR                                          ☐ AGAINST                                          ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and proxy statement, receipt of which is hereby acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 and 2.

Dated 2005

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title. Joint owners (if any) should each sign.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS